Exhibit (17)(a)(i)

EATON VANCE FOCUSED GROWTH OPPORTUNITIES FUND
EATON VANCE FOCUSED VALUE OPPORTUNITIES FUND
EATON VANCE GLOBAL NATURAL RESOURCES FUND
Supplement to Prospectuses dated July 1, 2013

EATON VANCE HEXAVEST EMERGING MARKETS EQUITY FUND

EATON VANCE HEXAVEST GLOBAL EQUITY FUND

EATON VANCE HEXAVEST INTERNATIONAL EQUITY FUND

EATON VANCE HEXAVEST U.S. EQUITY FUND

Supplement to Prospectus dated December 1, 2013

EATON VANCE ASIAN SMALL COMPANIES FUND

EATON VANCE GREATER CHINA GROWTH FUND

EATON VANCE MULTI-CAP GROWTH FUND

EATON VANCE RICHARD BERNSTEIN ALL ASSET STRATEGY FUND

EATON VANCE RICHARD BERNSTEIN EQUITY STRATEGY FUND

EATON VANCE WORLDWIDE HEALTH SCIENCES FUND

Supplement to Prospectuses dated January 1, 2014

1.

The following change was effective March 1, 2014:

a.

The following replaces the table under “Class A Front-End Sales Charge.” under “Sales Charges”:

Amount of Purchase	Sales Charge* as Percentage of Offering Price	Sales Charge* as Percentage of Net Amount Invested	Dealer Commission as a Percentage of Offering Price
Less than $50,000	5.75%	6.10%	5.00%
$50,000 but less than $100,000	4.75%	4.99%	4.00%
$100,000 but less than $250,000	3.75%	3.90%	3.00%
$250,000 but less than $500,000	3.00%	3.09%	2.50%
$500,000 but less than $1,000,000	2.00%	2.04%	1.75%
$1,000,000 but less than $3,000,000	0.00**	0.00**	TIERED**
$3,000,000 or more	0.00**	0.00**	TIERED**

*

Because the offering price per share is rounded to two decimal places, the actual sales charge you pay on a purchase of Class A shares may be more or less than your total purchase amount multiplied by the applicable sales charge percentage.

**

No sales charge is payable at the time of purchase on investments of $1 million or more.  The principal underwriter will pay a commission to financial intermediaries  on sales of $1 million or more as follows: 1.00% on amounts of $1 million or more but less than $3 million; plus 0.75% on amounts of $3 million or more.  A CDSC of 1.00% will be imposed on such investments (as described below) in the event of redemptions within 18 months of purchase.

2.

The following change is effective July 14, 2014:

a.

The following replaces “Class C shares” under “Choosing a Share Class” under “Purchasing Shares”:

Class C shares are offered at net asset value with no front-end sales charge.  If you sell your Class C shares within one year of purchase, you generally will be subject to a contingent deferred sales charge (“CDSC”).  The CDSC is deducted from your redemption proceeds.  Under certain circumstances, the CDSC for Class C may be waived (such as certain redemptions from employer sponsored retirement plans).  See “CDSC Waivers” under “Sales Charges” below.  Class C shares pay distribution and service fees equal to 1.00% annually of average daily net assets.  Orders for Class C shares of one or more Eaton Vance funds will be refused when the total value of the purchase (including the aggregate market value of all Eaton Vance fund shares held within the purchasing shareholder’s account(s)) is $1 million or more.  Investors considering cumulative purchases of $1 million or more, should consider whether another Class of shares would be more appropriate and consult their financial intermediary.

3.

The following is added to “Distributions.” under “Shareholder Account Features”:

If any distribution check remains uncashed for six months, the amount represented by the check will be invested in Fund shares at the then-current net asset value of the Fund and all future distributions will be reinvested.

June 13, 2014

15257  6.13.14

Eaton Vance Multi-Cap Growth Fund
Supplement to
Prospectus dated January 1, 2014 and
Summary Prospectus dated January 1, 2014

The Board of Trustees of the Fund recently approved a proposal to reorganize the Fund into Eaton Vance Large-Cap Growth Fund (to be renamed Eaton Vance Growth Fund on October 31, 2014), a series of Eaton Vance Special Investment Trust, with a similar investment objective and policies as the Fund.  Proxy materials describing the proposed reorganization are expected to be mailed in November 2014 to the Fund’s record date shareholders.  If shareholders of the Fund approve the reorganization, the reorganization is expected to be completed in the first quarter of 2015.  For additional information regarding the investment strategies and principal risks of Eaton Vance Large-Cap Growth Fund, please see the Fund’s summary prospectus, which is located at http://funddocuments.eatonvance.com.

On September 19, 2014, the Fund discontinued all sales of its shares, except shares purchased by: (1) existing shareholders (including shares acquired through the reinvestment of dividends and distributions); (2) employer sponsored retirement plans; or (3) fee-based programs (a) sponsored by financial intermediaries for which investment decisions are made on a centralized basis at the discretion of the firm (e.g., model portfolios managed by a firm or its investment committee); and (b) that have selected the Fund prior to the close of business on September 19, 2014.

September 29, 2014	16404 9.29.14

Eaton Vance Multi-Cap Growth Fund

Class A Shares - EVGFX Class B Shares - EMGFX Class C Shares - ECGFX Class I Shares - EIGFX

A diversified fund seeking capital growth

Prospectus Dated
January 1, 2014

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Information in this Prospectus

	Page		Page
Fund Summary	2	Investment Objective & Principal Policies and Risks	6
Investment Objective	2	Management and Organization	9
Fees and Expenses of the Fund	2	Valuing Shares	9
Portfolio Turnover	2	Purchasing Shares	10
Principal Investment Strategies	2	Sales Charges	13
Principal Risks	3	Redeeming Shares	15
Performance	4	Shareholder Account Features	16
Management	4	Additional Tax Information	17
Purchase and Sale of Fund Shares	4	Financial Highlights	19
Tax Information	5
Payments to Broker-Dealers and Other Financial Intermediaries	5

This Prospectus contains important information about the Fund and the services available to shareholders.  Please save it for reference.

Fund Summary

Investment Objective

The Fund’s investment objective is to achieve capital growth. A secondary consideration is investment income.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.  You may qualify for a reduced sales charge if you invest, or agree to invest over a 13-month period, at least $50,000 in Eaton Vance funds.  More information about these and other discounts is available from your financial intermediary and in Sales Charges beginning on page 13 of this Prospectus and page 19 of the Fund’s Statement of Additional Information.

Shareholder Fees (fees paid directly from your investment)	Class A	Class B	Class C	Class I
Maximum Sales Charge (Load) (as a percentage of offering price)	5.75%	None	None	None
Maximum Deferred Sales Charge (Load) (as a percentage of the lower of net asset value at purchase or redemption)	None	5.00%	1.00%	None

Annual Fund Operating Expenses (expenses you pay each year as a percentage of the value of your investment)	Class A	Class B	Class C	Class I
Management Fees	0.63%	0.63%	0.63%	0.63%
Distribution and Service (12b-1) Fees	0.25%	1.00%	1.00%	n/a
Other Expenses	0.35%	0.35%	0.35%	0.35%
Total Annual Fund Operating Expenses	1.23%	1.98%	1.98%	0.98%

Example.  This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.  The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods.  The Example also assumes that your investment has a 5% return each year and that the operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	Expenses with Redemption				Expenses without Redemption
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
Class A shares	$ 693	$ 943	$ 1,212	$ 1,978	$ 693	$ 943	$ 1,212	$ 1,978
Class B shares	$ 701	$ 1,021	$ 1,268	$ 2,113	$ 201	$ 621	$ 1,068	$ 2,113
Class C shares	$ 301	$ 621	$ 1,068	$ 2,306	$ 201	$ 621	$ 1,068	$ 2,306
Class I shares	$ 100	$ 312	$ 542	$ 1,201	$ 100	$ 312	$ 542	$ 1,201

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” the portfolio).  A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account.  These costs, which are not reflected in Annual Fund Operating Expenses or in the Example, affect the Fund’s performance. During the most recent fiscal year, the Fund's portfolio turnover rate was 73% of the average value of its portfolio.

Principal Investment Strategies

The Fund invests primarily in common stocks of U.S. growth companies but may invest up to 25% of its net assets in foreign securities, some of which may be located in emerging market countries.  As an alternative to holding foreign stocks directly, the Fund may invest in U.S. dollar-denominated securities of foreign companies that trade on U.S. exchanges or in the over-the-counter market (including depositary receipts, which evidence ownership in underlying foreign stocks).  The Fund may invest up to 10% of its assets in real estate investment trusts (“REITs”).  The Fund may also invest in other pooled investment vehicles and may lend its securities.  The Fund’s investment objective may not be changed without shareholder approval.

The Fund invests primarily in common stocks of companies that are expected, over the long term, to have earnings growth that is faster than the growth of the U.S. economy and the U.S. stock market as a whole.  Growth companies owned by the Fund may include both large and established market leaders, as well as smaller, less seasoned companies.  The Fund may invest in dividend-paying stocks to achieve the secondary consideration of investment income.  However, growth stocks typically do not pay dividends.  The Fund’s ability to pay dividends depends on the yields available on common stocks and Fund (and class) expenses.  If Fund (and class) expenses exceed income, Fund shareholders will not receive distributions.

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

The portfolio managers seek to purchase stocks that are reasonably priced in relation to their fundamental value, and that the portfolio managers believe will grow in value over time.  In making investment decisions, the portfolio managers may utilize the information provided by, and the expertise of, the investment adviser’s research staff.  Management of the Fund involves consideration of numerous factors (such as potential for price appreciation, risk/return, the mix of securities held by the Fund and, secondarily, long-term dividend prospects).  The sell process combines bottom-up and top-down considerations.  The portfolio managers will normally consider selling securities when they reach the adviser’s price target, other securities are identified to displace a current holding, or fundamentals deteriorate and the original investment case is no longer valid.  A top-down assessment of an industry or the economy can also influence sell decisions at times.

Principal Risks

Equity Investing Risk. The Fund’s shares are sensitive to stock market volatility and the stocks in which the Fund invests may be more volatile than the stock market as a whole.  The prices of stocks may decline in response to conditions affecting the general economy; overall market changes; local, regional or global political, social or economic instability; and currency, interest rate and commodity price fluctuations, as well as issuer or sector specific events.  Market conditions may affect certain types of stocks (such as growth stocks) to a greater extent than other types of stocks.  If the stock market declines, the value of Fund shares will also likely decline and, although stock values can rebound, there is no assurance that values will return to previous levels.

Foreign and Emerging Market Investment Risk. Because the Fund can invest a portion of its assets in foreign instruments, the value of Fund shares can be adversely affected by changes in currency exchange rates and political, economic and market developments abroad.  In emerging or less developed countries, these risks can be more significant.  Investment markets in emerging market countries are typically substantially smaller, less liquid and more volatile than the major markets in developed countries.  As a result, Fund share values may be more volatile than if the Fund invested only in developed markets.  Emerging market countries may have relatively unstable governments and economies.  Emerging market investments often are subject to speculative trading, which typically contributes to volatility.  Trading in foreign and emerging markets typically involves higher expense than trading in the United States. The Fund may have difficulties enforcing its legal or contractual rights in a foreign country. The value of investments denominated in foreign currencies can be adversely affected by changes in foreign currency exchange rates. Depositary receipts are subject to many of the risks associated with investing directly in foreign securities, including political, economic and market risks.

Smaller Company Equity Risk. The stocks of smaller, less seasoned companies are generally subject to greater price fluctuations, limited liquidity, higher transaction costs and higher investment risk than the stocks of larger, more established companies.  Smaller companies may have limited product lines, markets or financial resources, may be dependent on a limited management group, and may lack substantial capital reserves or an established performance record.  There may be generally less publicly available information about such companies than for larger, more established companies.

Real Estate Investment Trust Risk.  Real estate investment trusts (“REITs”) are subject to special risks associated with real estate.  Securities of companies in the real estate industry are sensitive to factors such as changes in real estate values, property taxes, interest rates, cash flow of underlying real estate assets, occupancy rates, government regulations affecting zoning, land use, and rents, and the management skill and creditworthiness of the issuer.  Companies in the real estate industry may also be subject to liabilities under environmental and hazardous waste laws, among others.  Changes in underlying real estate values may have an exaggerated effect to the extent that REITs concentrate investments in particular geographic regions or property types.

Securities Lending Risk.  Securities lending involves possible delay in recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. As a result, the value of Fund shares may fall and there may be a delay in recovering the loaned securities. The value of Fund shares could also fall if a loan is called and the Fund is required to liquidate reinvested collateral at a loss or if the investment adviser is unable to reinvest cash collateral at rates that exceed the costs involved.

Risks Associated with Active Management.  The Fund is an actively managed portfolio and its success depends upon the investment skills and analytical abilities of the investment adviser to develop and effectively implement strategies to achieve the Fund’s investment objective.  Subjective decisions made by the investment adviser may cause the Fund to incur losses or to miss profit opportunities on which it may otherwise have capitalized.

General Fund Investing Risks.  The Fund is not a complete investment program and you may lose money by investing in the Fund.  All investments carry a certain amount of risk and there is no guarantee that the Fund will be able to achieve its investment objective.  Annual Fund Operating Expenses expressed as a percentage of the Fund’s average daily net assets may change as Fund assets increase and decrease, and Annual Fund Operating Expenses may differ in the future.  Purchase and redemption activities by Fund shareholders may impact the management of the Fund and its ability to achieve its investment objective.  In addition, the redemption by one or more large shareholders or groups of shareholders of their holdings in the Fund could have an adverse impact on the remaining shareholders in the Fund.  Investors in the Fund should have a long-term

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

investment perspective and be able to tolerate potentially sharp declines in value. An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, entity or person.  Mutual funds, investment advisers, other market participants and many securities markets are subject to rules and regulations and the jurisdiction of one or more regulators.  Changes to applicable rules and regulations could have an adverse affect on securities markets and market participants, as well as on the Fund’s ability to execute its investment strategy.

Performance

The following bar chart and table provide some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and how the Fund’s average annual returns over time compare with those of two broad-based securities market indices.  The returns in the bar chart are for Class A shares and do not reflect a sales charge.  If the sales charge was reflected, the returns would be lower.  Past performance (both before and after taxes) is no guarantee of future results.  Updated Fund performance information can be obtained by visiting www.eatonvance.com.

For the ten years ended December 31, 2012, the highest quarterly total return for Class A was 26.87% for the quarter ended June 30, 2003, and the lowest quarterly return was –33.13% for the quarter ended December 31, 2008.  The year-to-date total return through the end of the most recent calendar quarter (December 31, 2012 to September 30, 2013) was 22.31%.

Average Annual Total Return as of December 31, 2012	One Year	Five Years	Ten Years
Class A Return Before Taxes	5.22%	−4.32%	7.48%
Class A Return After Taxes on Distributions	5.22%	−4.45%	7.04%
Class A Return After Taxes on Distributions and the Sale of Class A Shares	3.39%	−3.68%	6.49%
Class B Return Before Taxes	5.82%	−4.25%	7.36%
Class C Return Before Taxes	9.84%	−3.84%	7.34%
Class I Return Before Taxes	11.73%	−3.15%	8.14%
Russell 3000 Growth Index (reflects no deduction for fees, expenses or taxes)	15.21%	3.15%	7.68%
S&P 500 Index (reflects no deduction for fees, expenses or taxes)	16.00%	1.66%	7.09%

These returns reflect the maximum sales charge for Class A (5.75%) and any applicable contingent deferred sales charge (“CDSC”) for Class B and Class C.  The Class I performance shown above for the period prior to July 18, 2012 (commencement of operations) is the performance of Class A shares at net asset value without adjustment for any differences in the expenses of the two classes.  If adjusted for other expenses, returns would be different.  Investors cannot invest directly in an Index.

After-tax returns are calculated using the highest historical individual federal income tax rates and do not reflect the impact of state and local taxes.  Actual after-tax returns depend on a shareholder’s tax situation and the actual characterization of distributions, and may differ from those shown.  After-tax returns are not relevant to shareholders who hold shares in tax-deferred accounts or to shares held by non-taxable entities.  After-tax returns for other Classes of shares will vary from the after-tax returns presented for Class A shares.  Return After Taxes on Distributions for a period may be the same as Return Before Taxes for that period because no taxable distributions were made during that period.  Also, Return After Taxes on Distributions and the Sale of Fund Shares for a period may be greater than or equal to Return After Taxes on Distributions for the same period because of losses realized on the sale of Fund shares.

Management

Investment Adviser.  Boston Management and Research (“BMR”).

Portfolio Managers

Yana S. Barton, Vice President of BMR, has co-managed the Fund since 2013.

Lewis R. Piantedosi, Vice President of BMR, has co-managed the Fund since 2013.

Purchase and Sale of Fund Shares

You may purchase, redeem or exchange Fund shares on any business day, which is any day the New York Stock Exchange is open for business.  Class B shares are only available for purchase upon exchange from another Eaton Vance fund or through

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

reinvestment of distributions. You may purchase, redeem or exchange Fund shares either through your financial intermediary or directly from the Fund either by writing to the Fund, P.O. Box 9653, Providence, RI 02940-9653, or by calling 1-800-262-1122.  The minimum initial purchase or exchange into the Fund is $1,000 for each Class (with the exception of Class I) and $250,000 for Class I (waived in certain circumstances).  There is no minimum for subsequent investments.

Tax Information

The Fund’s distributions are expected to be taxed as ordinary income and/or capital gains, unless you are exempt from taxation.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase Fund shares through a broker-dealer or other financial intermediary (such as a bank) (collectively, “financial intermediaries”), the Fund, its principal underwriter and its affiliates may pay the financial intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the financial intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

Investment Objective & Principal Policies and Risks

The Fund is permitted to engage in the following investment practices to the extent set forth in “Fund Summary” above.

A statement of the investment objective and principal investment policies and risks of the Fund is set forth above in Fund Summary.  Set forth below is additional information about such policies and risks of the Fund described in Fund Summary above. Information also is included about other types of investments and practices that the Fund may engage in from time to time.

Foreign and Emerging Market Investments.  Investments in foreign issuers could be affected by factors not present in the United States, including expropriation, armed conflict, confiscatory taxation, lack of uniform accounting and auditing standards, less publicly available financial and other information, and potential difficulties in enforcing contractual obligations. Because foreign issuers may not be subject to uniform accounting, auditing and financial reporting standard practices and requirements and regulatory measures comparable to those in the United States, there may be less publicly available information about such foreign issuers.  Settlements of securities transactions in foreign countries are subject to risk of loss, may be delayed and are generally less frequent than in the United States, which could affect the liquidity of the Fund’s assets.

As an alternative to holding foreign-traded investments, the Fund may invest in U.S. dollar-denominated investments of foreign companies that trade on U.S. exchanges or in the U.S. over-the-counter market (including depositary receipts, which evidence ownership in underlying foreign investments); unless otherwise stated in Fund Summary, such investments are not subject to any stated limitation on investing in foreign investments.

The foregoing risks of foreign investing can be more significant in less developed countries characterized as emerging market countries, which may offer higher potential for gains and losses than investments in the developed markets of the world. Political and economic structures in emerging market countries generally lack the social, political and economic stability of developed countries, which may affect the value of the Fund’s investments in these countries and also the ability of the Fund to access markets in such countries. Governmental actions can have a significant effect on the economic conditions in emerging market countries, which also may adversely affect the value and liquidity of the Fund’s investments. The laws of emerging market countries relating to the limited liability of corporate shareholders, fiduciary duties of officers and directors, and bankruptcy of state enterprises are generally less well developed than or different from such laws in the United States. It may be more difficult to obtain a judgment in the courts of these countries than it is in the United States. Disruptions due to work stoppages and trading improprieties in foreign securities markets have caused such markets to close. If extended closings were to occur in stock markets where the Fund is heavily invested, the Fund’s ability to redeem Fund shares could become impaired. In such circumstances, the Fund may have to sell more liquid securities than it would otherwise choose to sell.  Emerging market securities are also subject to speculative trading, which contributes to their volatility.

Foreign Currencies.  The value of foreign assets and currencies as measured in U.S. dollars may be affected favorably or unfavorably by changes in foreign currency rates and exchange control regulations, application of foreign tax laws (including withholding tax), governmental administration of economic or monetary policies (in this country or abroad), and relations between nations and trading.  Foreign currencies also are subject to settlement, custodial and other operational risks. Currency exchange rates can be affected unpredictably by intervention by U.S. or foreign governments or central banks, or the failure to intervene, or by currency controls or political developments in the United States or abroad.  Costs are incurred in connection with conversions between currencies.  The Fund may engage in spot transactions and forward foreign currency exchange contracts, purchase and sell options on currencies and purchase and sell currency futures contracts and related options thereon (collectively, “Currency Instruments”) to seek to hedge against the decline in the value of currencies in which its portfolio holdings are denominated against the U.S. dollar.  Use of Currency Instruments may involve substantial currency risk and may also involve counterparty, leverage or liquidity risk.

Derivatives.  The Fund may enter into derivatives transactions with respect to any security or other instrument in which it is permitted to invest or any related security, instrument, index or economic indicator (“reference instruments”). The Fund may engage in derivative transactions to seek return, to hedge against fluctuations in securities prices, interest rates or currency exchange rates, or as a substitute for the purchase or sale of securities or currencies.  Derivatives are financial instruments the value of which is derived from the underlying reference instrument. Derivatives transactions can involve substantial risk.  Derivatives typically allow the Fund to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments.  The Fund incurs costs in connection with opening and closing derivatives positions.  The Fund may engage in the derivative transactions set forth below, as well as in other derivative transactions with substantially similar characteristics and risks.

Certain derivative transactions may give rise to a form of leverage.  The Fund is required to segregate or “earmark” liquid assets or otherwise cover the Fund’s obligation created by a transaction that may give rise to leverage.  The use of leverage may cause the Fund to liquidate portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet segregation requirements.  Leverage may cause the Fund’s share price to be more volatile than if it had not been leveraged, as certain types

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

of leverage may exaggerate the effect of any increase or decrease in the value of the Fund’s portfolio securities.  The loss on leverage transactions may substantially exceed the initial investment.

The use of derivatives can lead to losses because of adverse movements in the price or value of the asset, index, rate or instrument underlying a derivative, due to failure of a counterparty or due to tax or regulatory constraints. Derivative risk may be more significant when derivatives are used to enhance return or as a substitute for a cash investment position, rather than solely to hedge the risk of a position held by the Fund.  When derivatives are used to gain or limit exposure to a particular market or market segment, their performance may not correlate as expected to the performance of such market thereby causing the Fund to fail to achieve its original purpose for using such derivatives. A decision as to whether, when and how to use derivatives involves the exercise of specialized skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events.  Derivative instruments may be difficult to value, may be illiquid, and may be subject to wide swings in valuation caused by changes in the value of the underlying instrument.  If a derivative’s counterparty is unable to honor its commitments, the value of Fund shares may decline and the Fund could experience delays in the return of collateral or other assets held by the counterparty.  The loss on derivative transactions may substantially exceed the initial investment.

Options on Securities, Indices and Currencies.  The Fund may engage in transactions in exchange-traded and over-the-counter (“OTC”) options.  There are several risks associated with transactions in options such as imperfect correlation, counterparty risk and an insufficient liquid secondary market for particular options.  By buying a put option, the Fund acquires a right to sell the underlying instrument at the exercise price, thus limiting the Fund's risk of loss through a decline in the market value of the instrument until the put option expires. The Fund will pay a premium to the seller of the option for the right to receive payments of cash to the extent that the value of the applicable instrument declines below the exercise price as of the option valuation date.  If the price of the instrument is above the exercise price of the option as of the option valuation date, the option expires worthless and the Fund will not be able to recover the option premium paid to the seller.  The Fund may purchase uncovered put options.  The Fund also has authority to write (i.e., sell) put options. The Fund will receive a premium for writing a put option, which increases the Fund's return. In writing a put option, the Fund has the obligation to buy the underlying instrument at an agreed upon price if the price of such instrument decreases below the exercise price.  If the value of the instrument on the option expiration date is above the exercise price, the option will generally expire worthless and the Fund, as option seller, will have no obligation to the option holder.

A purchased call option gives the Fund the right to buy, and obligates the seller to sell, the underlying instrument at the exercise price at any time during the option period.  The Fund also is authorized to write (i.e., sell) call options on instruments in which it may invest and to enter into closing purchase transactions with respect to such options.  A covered call option is an option in which the Fund, in return for a premium, gives another party a right to buy specified instruments owned by the Fund at a specified future date and price set at the time of the contract. The Fund's ability to sell the instrument underlying a call option may be limited while the option is in effect unless the Fund enters into a closing purchase transaction. Uncovered call options have speculative characteristics and are riskier than covered call options because there is no underlying instrument held by the Fund that can act as a partial hedge.  As the writer of a covered call option or an index call option, the Fund forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security or the index covering the call option above the sum of the option premium received and the exercise price of the call, but has retained the risk of loss, minus the option premium received, should the price of the underlying security or index decline.

OTC options involve risk that the issuer or counterparty will fail to perform its contractual obligations. Participants in these markets are typically not subject to the same credit evaluation and regulatory oversight as are members of “exchange-based” markets. By engaging in option transactions in these markets, the Fund may take a credit risk with regard to parties with which it trades and also may bear the risk of settlement default.

Under certain market conditions, the Fund may purchase put option spreads rather than standalone put options.  By doing so, the Fund can lower the net cost of its market hedging activities, since the premiums received from selling put options will offset, in part, the premiums paid to purchase the put options.  Although less expensive than buying a standalone put option, buying a put option spread will expose the Fund to incremental loss if the value of the applicable instrument at contract expiration is below the exercise price of the put option sold.

Covered Calls and Equity Collars.  While the Fund generally will write only covered call options, it may sell the instrument underlying a call option prior to entering into a closing purchase transaction on up to 5% of the Fund’s net assets, provided that such sale will not occur more than three days prior to the option buy back. In an equity collar, the Fund simultaneously writes a call option and purchases a put option on the same instrument.

Futures Contracts.  The Fund may engage in transactions in futures contracts and options on futures contracts. Futures are standardized, exchange-traded contracts that obligate a purchaser to take delivery, and a seller to make delivery, of a specific amount of an asset at a specified future date at a specified price.  The Fund also is authorized to purchase or sell call and

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

put options on futures contracts.  The primary risks associated with the use of futures contracts and options are imperfect correlation, liquidity, unanticipated market movement and counterparty risk.

Forward Foreign Currency Exchange Contracts.  Certain forward foreign currency exchange contracts may be individually negotiated and privately traded so they are dependent upon the creditworthiness of the counterparty. Forward contracts are subject to the risk of political and economic factors applicable to the countries issuing the underlying currencies. Furthermore, unlike trading in most other types of instruments, there is no systematic reporting of last sale information with respect to the foreign currencies underlying forwards. As a result, available information may not be complete.

Equity Swaps.  Equity swaps involve the exchange by the Fund with another party of their respective returns as calculated on a notional amount of an equity index (such as the S&P 500 Index), basket of equity securities, or individual equity security.  The success of swap agreements is dependent on the investment adviser’s ability to predict correctly whether certain types of investments are likely to produce greater returns than other investments. Other risks include liquidity and counterparty risk.

Short Sales.  The Fund may engage in covered short sales (on individual securities held or on an index or basket of securities whose constituents are held in whole or in part or for which liquid assets have been segregated).  A short sale on an individual security typically involves the sale of a security that is borrowed from a broker or other institution to complete the sale. Short sales expose the seller to the risk that it will be required to acquire securities to replace the borrowed securities (also known as “covering” the short position) at a time when the securities sold short have appreciated in value, thus resulting in a loss. When making a short sale, the Fund must segregate liquid assets equal to (or otherwise cover) its obligations under the short sale.  The seller of a short position generally realizes a profit on the transaction if the price it receives on the short sale exceeds the cost of closing out the position by purchasing securities in the market, but generally realizes a loss if the cost of closing out the short position exceeds the proceeds of the short sale.

Pooled Investment Vehicles.  Subject to applicable limitations, the Fund may invest in pooled investment vehicles, including open- and closed-end investment companies affiliated or unaffiliated with the investment adviser, and exchange-traded funds. The market for common shares of closed-end investment companies and exchange-traded funds, which are generally traded on an exchange, is affected by the demand for those securities, regardless of the value of the fund’s underlying portfolio assets.  The Fund will indirectly bear its proportionate share of any management fees and expenses paid by unaffiliated and certain affiliated pooled investment vehicles in which it invests, except that management fees of affiliated funds may be waived.  To the extent they exceed 0.01%, the costs associated with such investments will be reflected in Acquired Fund Fees and Expenses in the Annual Fund Operating Expenses in Fund Summary.

Portfolio Turnover.  The annual portfolio turnover rate of the Fund may exceed 100%.  A mutual fund with a high turnover rate (100% or more) may generate more capital gains and pay more commissions (which may reduce return) than a fund with a lower rate.  Capital gains distributions will be made to shareholders if offsetting capital loss carry forwards do not exist.

Illiquid Securities.  The Fund may not invest more than 15% of its net assets in illiquid securities, which may be difficult to value properly and may involve greater risks than liquid securities.  Illiquid securities include those legally restricted as to resale (such as those issued in private placements), and may include commercial paper issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and securities eligible for resale pursuant to Rule 144A thereunder.  Certain Section 4(2) and Rule 144A securities may be treated as liquid securities if the investment adviser determines that such treatment is warranted.  Even if determined to be liquid, holdings of these securities may increase the level of Fund illiquidity if eligible buyers become uninterested in purchasing them.

Securities Lending. The Fund may seek to earn income by lending portfolio securities to broker-dealers or other institutional borrowers.  As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the securities loaned if the borrower of the securities fails financially.  Loans will only be made to firms that have been approved by the investment adviser and the investment adviser or the securities lending agent will periodically monitor the financial condition of such organizations while any loans are outstanding.  In addition, loans will only be made when the investment adviser believes the expected returns, net of expenses, justify the attendant risk.  Securities loans currently are required to be secured continuously by collateral in cash, cash equivalents (such as money market instruments) or other liquid securities held by the custodian and maintained in an amount at least equal to the market value of the securities loaned.  The Fund may lend up to one-third of the value of its total assets (including borrowings) or such other amount as is permitted under relevant law.

Borrowing.  The Fund is authorized to borrow in accordance with applicable regulations, but currently intends to borrow only for temporary purposes (such as to satisfy redemption requests, to remain fully invested in anticipation of expected cash inflows and to settle transactions).  The Fund will not purchase additional investment securities while outstanding borrowings exceed 5% of the value of its total assets.

Cash and Cash Equivalents.  The Fund may invest in cash or cash equivalents, including high quality short-term instruments or an affiliated investment company that invests in such instruments.

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

General. Unless otherwise stated, the Fund's investment objective and certain other policies may be changed without shareholder approval. During unusual market conditions, the Fund may invest up to 100% of its assets in cash or cash equivalents temporarily, which may be inconsistent with its investment objective(s) and other policies. The Fund might not use all of the strategies and techniques or invest in all of the types of securities described in this Prospectus or the Statement of Additional Information.  While at times the Fund may use alternative investment strategies in an effort to limit its losses, it may choose not to do so.

The Fund's investment policies include a provision allowing the Fund to invest (i) all of its investable assets in an open-end management investment company with substantially the same investment objective, policies and restrictions as the Fund; or (ii) in more than one open-end management investment company sponsored by Eaton Vance or its affiliates, provided any such companies have investment objectives, policies and restrictions that are consistent with those of the Fund.  Any such company or companies would be advised by the Fund’s investment adviser (or an affiliate) and the Fund would not pay directly any advisory fee with respect to the assets so invested. The Fund may initiate investments in one or more such investment companies at any time without shareholder approval.

Management and Organization

Management.  The Fund’s investment adviser is Boston Management and Research (“BMR”), a subsidiary of Eaton Vance Management (“Eaton Vance”), with offices at Two International Place, Boston, MA 02110.  Eaton Vance has been managing assets since 1924 and managing mutual funds since 1931.  Eaton Vance and its affiliates currently manage over $270 billion on behalf of mutual funds, institutional clients and individuals.

The Fund is co-managed by Yana S. Barton and Lewis R. Piantedosi.  Ms. Barton and Mr. Piantedosi have served as portfolio managers of the Fund since November 2013.  Ms. Barton and Mr. Piantedosi manage other Eaton Vance portfolios, have been Eaton Vance portfolio managers for more than five years and are Vice Presidents of Eaton Vance and BMR.

The Statement of Additional Information provides additional information about each portfolio manager’s compensation, other accounts managed by each portfolio manager, and each portfolio manager’s ownership of Fund shares.

Under its investment advisory agreement with the Fund, BMR receives a monthly advisory fee as follows:

Average Daily Net Assets for the Month	Annual Fee Rate (for each level)
Up to and including $300 million	0.625%
Over $300 million	0.500%

For the fiscal year ended August 31, 2013, the effective annual rate of investment advisory fees paid to BMR was 0.625% of the Fund’s average daily net assets.

The Fund’s annual report provides information regarding the basis for the Trustees’ approval of the Fund’s investment advisory agreement.

Eaton Vance serves as the administrator of the Fund, providing the Fund with administrative services and related office facilities and does not currently receive a fee for serving as administrator of the Fund.

Eaton Vance also serves as the sub-transfer agent for the Fund.  For the sub-transfer agency services it provides, Eaton Vance receives an aggregate fee based upon the actual expenses it incurs for its sub-transfer agency services.  This fee is paid to Eaton Vance by the Fund’s transfer agent from the fees the transfer agent receives from the funds sponsored by the Eaton Vance organization (“Eaton Vance funds”).

Organization. The Fund is a series of Eaton Vance Growth Trust, a Massachusetts business trust. The Fund offers multiple classes of shares. Each Class represents a pro rata interest in the Fund but is subject to different expenses and rights.  The Fund does not hold annual shareholder meetings but may hold special meetings for matters that require shareholder approval (such as electing or removing trustees, approving management or advisory contracts or changing investment policies that may only be changed with shareholder approval).

Valuing Shares

The Fund values its shares once each day only when the New York Stock Exchange (the “Exchange”) is open for trading (typically Monday through Friday), as of the close of regular trading on the Exchange (normally 4:00 p.m. eastern time). The purchase price of Fund shares is their net asset value (plus any applicable sales charge), which is derived from the value of Fund holdings. When purchasing or redeeming Fund shares through a financial intermediary, your financial intermediary must receive

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

your order by the close of regular trading on the Exchange in order for the purchase price or the redemption price to be based on that day’s net asset value per share. It is the financial intermediary’s responsibility to transmit orders promptly. The Fund may accept purchase and redemption orders as of the time of their receipt by certain financial intermediaries (or their designated intermediaries).

The Trustees have adopted procedures for valuing investments and have delegated to the investment adviser the daily valuation of such investments.  Pursuant to the procedures, exchange-listed securities normally are valued at closing sale prices.  The investment adviser may use the fair value of a security if market prices are unavailable or deemed unreliable, or if events occur after the close of a securities market (usually a foreign market) and before portfolio assets are valued which would materially affect net asset value.  In addition, for foreign equity securities that meet certain criteria, the Trustees have approved the use of a fair value service that values such securities to reflect market trading that occurs after the close of the applicable foreign markets of comparable securities or other instruments that have a strong correlation to the fair-valued securities.  A security that is fair valued may be valued at a price higher or lower than actual market quotations or the value determined by other funds using their own fair valuation procedures.  Because foreign securities trade on days when Fund shares are not priced, the value of securities held by the Fund can change on days when Fund shares cannot be redeemed.  The investment adviser expects to fair value domestic securities in limited circumstances, such as when the securities are subject to restrictions on resale.  Eaton Vance has established a Valuation Committee that oversees the valuation of investments.

Purchasing Shares

You may purchase shares through your financial intermediary or by mailing an account application form to the transfer agent (see back cover for address).  Purchase orders will be executed at the net asset value (plus any applicable sales charge) next determined after their receipt in proper form (meaning that they are complete and contain all necessary information) by the Fund’s transfer agent.  The Fund’s transfer agent or your financial intermediary must receive your purchase in proper form no later than the close of regular trading on the Exchange (normally 4:00 p.m. eastern time) for your purchase to be effected at that day’s net asset value.  If you purchase shares through a financial intermediary, that intermediary may charge you a fee for executing the purchase for you.

The Fund may suspend the sale of its shares at any time and any purchase order may be refused for any reason.  The Eaton Vance funds do not accept investments from residents of the European Union or Switzerland.  The funds also do not accept investments from other non-U.S. residents, provided that a fund may accept investments from certain non-U.S. investors at the discretion of the principal underwriter.  The Fund does not issue share certificates.

Class A, Class B and Class C Shares

Your initial investment must be at least $1,000.  After your initial investment, additional investments may be made in any amount at any time by sending a check payable to the order of the Fund or the transfer agent directly to the transfer agent (see back cover for address).  Please include your name and account number and the name of the Fund and Class of shares with each investment.  You also may make additional investments by accessing your account via the Eaton Vance website at www.eatonvance.com.  Purchases made through the Internet from a pre-designated bank account will have a trade date that is the first business day after the purchase is requested (provided the request is submitted no later than the close of regular trading on the Exchange).  For more information about purchasing shares through the Internet, please call 1-800-262-1122 Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time).

You may make automatic investments of $50 or more each month or each quarter from your bank account.  You can establish bank automated investing on the account application or by providing written instructions.  Please call 1-800-262-1122 Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time) for further information.  The minimum initial investment amount and Fund policy of redeeming accounts with low account balances are waived for bank automated investing accounts (other than for Class I), certain group purchase plans (including tax-deferred retirement and other pension plans and proprietary fee-based programs sponsored by financial intermediaries) and for persons affiliated with Eaton Vance, its affiliates and certain Fund service providers (as described in the Statement of Additional Information).

Class I Shares

Class I shares are offered to clients of financial intermediaries who (i) charge such clients an ongoing fee for advisory, investment, consulting or similar services, or (ii) have entered into an agreement with the principal underwriter to offer Class I shares through a no-load network or platform.  Such clients may include individuals, corporations, endowments, foundations and qualified plans (including tax-deferred retirement plans and profit sharing plans).  Class I shares also are offered to investment and institutional clients of Eaton Vance and its affiliates and certain persons affiliated with Eaton Vance and certain Fund service providers.  Your initial investment must be at least $250,000.  Subsequent investments of any amount may be made at any time, including through automatic investment each month or quarter from your bank account.  You may make automatic investments of $50 or more each month or each quarter from your bank account.  You can establish bank automated investing

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

on the account application or by providing written instructions.  Please call 1-800-262-1122  Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time) for further information.

The minimum initial investment is waived for persons affiliated with Eaton Vance, its affiliates and certain Fund service providers (as described in the Statement of Additional Information). The minimum initial investment also is waived for: (i) permitted exchanges; (ii) qualified plans; (iii) corporations, endowments and foundations with assets of at least $100 million; and (iv) individual accounts of a financial intermediary that charges an ongoing fee for its services or offers Class I shares through a no-load network or platform (in each case, as described above), provided the aggregate value of such accounts invested in Class I shares is at least $250,000 (or is anticipated by the principal underwriter to reach $250,000).

Class I shares may be purchased through a financial intermediary or by requesting your bank to transmit immediately available funds (Federal Funds) by wire.  To make an initial investment by wire, you must complete an account application and telephone Eaton Vance Shareholder Services at 1-800-262-1122  to be assigned an account number.  You may request an account application by calling 1-800-262-1122  Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time).  Shareholder Services must be advised by telephone of each additional investment by wire.

Restrictions on Excessive Trading and Market Timing.  The Fund is not intended for excessive trading or market timing.  Market timers seek to profit by rapidly switching money into a fund when they expect the share price of the fund to rise and taking money out of the fund when they expect those prices to fall.  By realizing profits through short-term trading, shareholders that engage in rapid purchases and sales (including exchanges, if permitted) of a fund’s shares may dilute the value of shares held by long-term shareholders. Volatility resulting from excessive purchases and sales of fund shares, especially involving large dollar amounts, may disrupt efficient portfolio management.  In particular, excessive purchases and sales of a fund’s shares may cause a fund to have difficulty implementing its investment strategies, may force the fund to sell portfolio securities at inopportune times to raise cash or may cause increased expenses (such as increased brokerage costs, realization of taxable capital gains without attaining any investment advantage or increased administrative costs).

A fund that invests all or a portion of its assets in foreign securities may be susceptible to a time zone arbitrage strategy in which shareholders attempt to take advantage of fund share prices that may not reflect developments in a foreign securities market that occur after the close of such market but prior to the pricing of fund shares.  In addition, a fund that invests in securities that are, among other things, thinly traded, traded infrequently or relatively illiquid (including restricted securities and securities of certain small- and mid-cap companies) is susceptible to the risk that the current market price for such securities may not accurately reflect current market values.  A shareholder may seek to engage in short-term trading to take advantage of these pricing differences (commonly referred to as “price arbitrage”).   The investment adviser is authorized to use the fair value of a security if prices are unavailable or are deemed unreliable (see “Valuing Shares”).  The use of fair value pricing and the restrictions on excessive trading and market timing described below are intended to reduce a shareholder’s ability to engage in price or time zone arbitrage to the detriment of the Fund.

The Boards of the Eaton Vance funds have adopted policies to discourage short-term trading and market timing and to seek to minimize their potentially detrimental effects. Pursuant to these policies, an Eaton Vance fund shareholder who, through one or more accounts, completes two round-trips within 90 days generally will be deemed to be market timing or trading excessively in fund shares.  “Two round-trips within 90 days” means either (1) a purchase of fund shares followed by a redemption of fund shares followed by a purchase followed by a redemption or (2) a redemption of fund shares followed by a purchase of fund shares followed by a redemption followed by a purchase, in either case with the final transaction in the sequence occurring within 90 days of the initial transaction in the sequence.  Purchases and redemptions subject to the limitation include those made by exchanging to or from another fund. Under the policies, the Fund or its sub-transfer agent or principal underwriter will reject or cancel a purchase order, suspend or terminate an exchange privilege or terminate the ability of an investor to invest in the Eaton Vance funds if the Fund or the principal underwriter determines that a proposed transaction involves market timing or excessive trading that it believes is likely to be detrimental to the Fund.  The Fund and its principal underwriter use reasonable efforts to detect market timing and excessive trading activity, but they cannot ensure that they will be able to identify all cases of market timing and excessive trading.  The Fund or its principal underwriter may also reject or cancel any purchase order (including an exchange) from an investor or group of investors for any other reason.  Decisions to reject or cancel purchase orders (including exchanges) in the Fund are inherently subjective and will be made in a manner believed to be in the best interest of a Fund’s shareholders.  No Eaton Vance fund has any arrangement to permit market timing.

The following fund share transactions (to the extent permitted by a fund’s prospectus) generally are exempt from the market timing and excessive trading policy described above because they generally do not raise market timing or excessive trading concerns:

•

transactions made pursuant to a systematic purchase plan or as the result of automatic reinvestment of dividends or distributions, or initiated by the Fund (e.g., for failure to meet applicable account minimums);

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

•

transactions made by participants in employer sponsored retirement plans involving participant payroll or employer contributions or loan repayments, redemptions as part of plan terminations or at the direction of the plan, mandatory retirement distributions, or rollovers;

•

transactions made by model-based discretionary advisory accounts; or

•

transactions made by an Eaton Vance fund that is structured as a “fund-of-funds,” provided the transactions are in response to fund inflows and outflows or are part of a reallocation of fund assets in accordance with its investment policies.

It may be difficult for the Fund or the principal underwriter to identify market timing or excessive trading in omnibus accounts traded through financial intermediaries.  The Fund and the principal underwriter have provided guidance to financial intermediaries (such as banks, broker-dealers, insurance companies and retirement administrators) concerning the application of the Eaton Vance funds’ market timing and excessive trading policies to Fund shares held in omnibus accounts maintained and administered by such intermediaries, including guidance concerning situations where market timing or excessive trading is considered to be detrimental to the Fund.  The Fund or its principal underwriter may rely on a financial intermediary’s policy to restrict market timing and excessive trading if it believes that policy is likely to prevent market timing that is likely to be detrimental to the Fund.  Such policy may be more or less restrictive than the Fund’s policy.  Although the Fund or the principal underwriter reviews trading activity at the omnibus account level for activity that indicates potential market timing or excessive trading activity, the Fund and the principal underwriter typically will not request or receive individual account data unless suspicious trading activity is identified.  The Fund and the principal underwriter generally rely on financial intermediaries to monitor trading activity in omnibus accounts in good faith in accordance with their own or Fund policies.  The Fund and the principal underwriter cannot ensure that these financial intermediaries will in all cases apply the policies of the Fund or their own policies, as the case may be, to accounts under their control.

Choosing a Share Class. The Fund offers different classes of shares.  The different classes of shares represent investments in the same portfolio of securities, but the classes are subject to different expenses and will likely have different share prices due to differences in class expenses.  A share class also may be subject to a sales charge.  In choosing the class of shares that suits your investment needs, you should consider:

•

how long you expect to own your shares;

•

how much you intend to invest; and

•

the total operating expenses associated with owning each class.

Each investor’s considerations are different.  You should speak with your financial intermediary to help you decide which class of shares is best for you.  Set forth below is a brief description of each class of shares offered by the Fund.

Class A shares are offered at net asset value plus a front-end sales charge of up to 5.75%.  This charge is deducted from the amount you invest.  The Class A sales charge is reduced for purchases of $50,000 or more.  The sales charge applicable to your purchase may be reduced under the right of accumulation or a statement of intention, which are described in “Reducing or Eliminating Class A Sales Charges” under “Sales Charges” below.  Some investors may be eligible to purchase Class A shares at net asset value under certain circumstances, which are also described below.  Class A shares pay distribution and service fees equal to 0.25% annually of average daily net assets.

Class B shares are offered at net asset value with no front-end sales charge, but are only available for purchase upon exchange from another Eaton Vance fund or through reinvestment of distributions.  If you sell your Class B shares within six years of purchase, you generally will be subject to a contingent deferred sales charge or “CDSC”.  The amount of the CDSC applicable to a redemption of Class B shares decreases over six years, as described in the CDSC schedule in “Contingent Deferred Sales Charge” under “Sales Charges” below.  The CDSC is deducted from your redemption proceeds.  Under certain circumstances, the Class B CDSC may be waived (such as in the case of the death of the shareholder).  See “CDSC Waivers” under “Sales Charges” below.  Class B shares pay distribution and service fees equal to 1.00% annually of average daily net assets. Class B shares automatically convert to Class A shares eight years after purchase.  Orders for Class B shares of one or more Eaton Vance funds will be refused when the total value of the purchase (including the aggregate value of all Eaton Vance fund shares held within the purchasing shareholder’s account) is $100,000 or more.  Investors considering cumulative purchases of $100,000 or more, or who, after a purchase of shares, would own shares of Eaton Vance funds with a current market value of $100,000 or more, should consider whether Class A shares would be more advantageous and consult their financial intermediary.

Class C shares are offered at net asset value with no front-end sales charge.  If you sell your Class C shares within one year of purchase, you generally will be subject to a CDSC.  The CDSC is deducted from your redemption proceeds.  Under certain circumstances, the Class C CDSC may be waived (such as certain redemptions from tax-deferred retirement plan accounts).  See “CDSC Waivers” under “Sales Charges” below.  Class C shares pay distribution and service fees equal to 1.00% annually of average daily net assets.  Orders for Class C shares of one or more Eaton Vance funds will be refused when the

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

total value of the purchase (including the aggregate value of all Eaton Vance fund shares held within the purchasing shareholder’s account) is $1,000,000 or more.  Investors considering cumulative purchases of $1,000,000 or more, or who, after a purchase of shares, would own shares of Eaton Vance funds with a current market value of $1,000,000 or more, should consider whether another Class of shares would be more advantageous and consult their financial intermediary.

Class I shares are offered to clients of financial intermediaries who (i) charge such clients an ongoing fee for advisory, investment, consulting or similar services, or (ii) have entered into an agreement with the principal underwriter to offer Class I shares through a no-load network or platform.  Such clients may include individuals, corporations, endowments, foundations and qualified plans (as described above).  Class I shares are also offered to investment and institutional clients of Eaton Vance and its affiliates and certain persons affiliated with Eaton Vance and certain Fund service providers. Class I shares do not pay distribution or service fees.

Payments to Financial Intermediaries. In addition to payments disclosed under “Sales Charges” below, the principal underwriter, out of its own resources, may make cash payments to certain financial intermediaries who provide marketing support, transaction processing and/or administrative services and, in some cases, include some or all Eaton Vance funds in preferred or specialized selling programs.  Payments made by the principal underwriter to a financial intermediary may be significant and are typically in the form of fees based on Fund sales, assets, transactions processed and/or accounts attributable to that financial intermediary.  Financial intermediaries also may receive amounts from the principal underwriter in connection with educational or due diligence meetings that include information concerning Eaton Vance funds.  The principal underwriter may pay or allow other promotional incentives or payments to financial intermediaries to the extent permitted by applicable laws and regulations.

Certain financial intermediaries that maintain fund accounts for the benefit of their customers provide sub-accounting, recordkeeping and/or administrative services to the Eaton Vance funds and are compensated for such services by the funds.  As used in this Prospectus, the term “financial intermediary” includes any broker, dealer, bank (including bank trust departments), registered investment adviser, financial planner, a retirement plan and/or its administrator, their designated intermediaries and any other firm having a selling, administration or similar agreement with the principal underwriter or its affiliates.

Sales Charges

Class A Front-End Sales Charge.  Class A shares are offered at net asset value per share plus a sales charge that is determined by the amount of your investment.  The current sales charge schedule is:

Amount of Purchase	Sales Charge* as Percentage of Offering Price	Sales Charge* as Percentage of Net Amount Invested	Dealer Commission as a Percentage of Offering Price
Less than $50,000	5.75%	6.10%	5.00%
$50,000 but less than $100,000	4.75%	4.99%	4.00%
$100,000 but less than $250,000	3.75%	3.90%	3.00%
$250,000 but less than $500,000	3.00%	3.09%	2.50%
$500,000 but less than $1,000,000	2.00%	2.04%	1.75%
$1,000,000 or more	0.00**	0.00**	1.00%

*

Because the offering price per share is rounded to two decimal places, the actual sales charge you pay on a purchase of Class A shares may be more or less than your total purchase amount multiplied by the applicable sales charge percentage.

**

No sales charge is payable at the time of purchase on investments of $1 million or more.  A CDSC of 1.00% will be imposed on such investments (as described below) in the event of redemptions within 18 months of purchase.

The principal underwriter may also pay commissions of up to 1.00% on sales of Class A shares made at net asset value to certain tax-deferred retirement plans.

Reducing or Eliminating Class A Sales Charges.  Front-end sales charges on purchases of Class A shares may be reduced under the right of accumulation or under a statement of intention.  To receive a reduced sales charge, you must inform your financial intermediary or the Fund at the time you purchase shares that you qualify for such a reduction.  If you do not let your financial intermediary or the Fund know you are eligible for a reduced sales charge at the time of purchase, you will not receive the discount to which you may otherwise be entitled.

Right of Accumulation.  Under the right of accumulation, the sales charge you pay is reduced if the current market value of your holdings in the Fund or any other Eaton Vance fund (based on the current maximum public offering price) plus your

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

new purchase total $50,000 or more.  Class A shares of Eaton Vance U.S. Government Money Market Fund cannot be included under the right of accumulation.  Shares owned by you, your spouse and children under age twenty-one may be combined for purposes of the right of accumulation, including shares held for the benefit of any of you in omnibus or “street name” accounts.  In addition, shares held in a trust or fiduciary account of which any of the foregoing persons is the sole beneficiary (including retirement accounts) may be combined for purposes of the right of accumulation.  Shares purchased and/or owned in a SEP, SARSEP and SIMPLE IRA plan also may be combined for purposes of the right of accumulation for the plan and its participants.  You may be required to provide documentation to establish your ownership of shares included under the right of accumulation (such as account statements for you, your spouse and children or marriage certificates, birth certificates and/or trust or other fiduciary-related documents).

Statement of Intention.  Under a statement of intention, purchases of $50,000 or more made over a 13-month period are eligible for reduced sales charges.  Shares eligible under the right of accumulation (other than those included in employer-sponsored retirement plans) may be included to satisfy the amount to be purchased under a statement of intention.  Under a statement of intention, the principal underwriter may hold 5% of the dollar amount to be purchased in escrow in the form of shares registered in your name until you satisfy the statement or the 13-month period expires.  A statement of intention does not obligate you to purchase (or the Fund to sell) the full amount indicated in the statement.

Class A shares are offered at net asset value (without a sales charge) to tax-deferred retirement plans and deferred compensation plans, and to clients of financial intermediaries who (i) charge an ongoing fee for advisory, investment, consulting or similar services, or (ii) have entered into an agreement with the principal underwriter to offer Class A shares through a no-load network or platform, or self-directed brokerage accounts that may or may not charge transaction fees to customers.   Such clients may include individuals, corporations, endowments, foundations and pension plans (including tax-deferred retirement plans and profit sharing plans).  Class A shares also are offered at net asset value to investment and institutional clients of Eaton Vance and its affiliates; certain persons affiliated with Eaton Vance; and to certain fund service providers as described in the Statement of Additional Information.  Class A shares may also be purchased at net asset value pursuant to the reinvestment privilege and exchange privilege and when distributions are reinvested.  See “Shareholder Account Features” for details.

Contingent Deferred Sales Charge.  Class A, Class B and Class C shares are subject to a CDSC on certain redemptions.  The CDSC generally is paid to the principal underwriter.  Class A shares purchased at net asset value in amounts of $1 million or more are subject to a 1.00% CDSC if redeemed within 18 months of purchase.  Class C shares are subject to a 1.00% CDSC if redeemed within one year of purchase. Class B shares are subject to the following CDSC schedule:

Year of Redemption After Purchase	CDSC

CDSCs are based on the lower of the net asset value at the time of purchase or at the time of redemption.  Shares acquired through the reinvestment of distributions are exempt from the CDSC.  Redemptions are made first from shares that are not subject to a CDSC.

First or Second	5%
Third	4%
Fourth	3%
Fifth	2%
Sixth	1%
Seventh or following	0%

The sales commission payable to financial intermediaries in connection with sales of Class B and Class C shares is described under “Distribution and Service Fees” below.

CDSC Waivers. CDSCs are waived for certain redemptions pursuant to a Withdrawal Plan (see “Shareholder Account Features”) and, for Class B and Class C shares, in connection with certain redemptions from tax-deferred retirement plans.  The CDSC is also waived following the death of a beneficial owner of shares (a death certificate and other applicable documents may be required).

Conversion Feature.  After eight years, Class B shares automatically convert to Class A shares.  Class B shares acquired through the reinvestment of distributions convert in proportion to shares not so acquired.

Distribution and Service Fees. Class A, Class B and Class C shares have in effect plans under Rule 12b-1 that allow the Fund to pay distribution fees for the sale and distribution of shares (so-called “12b-1 fees”) and service fees for personal and/or shareholder account services.  Class B and Class C shares pay distribution fees to the principal underwriter of 0.75% of average daily net assets annually.  Because these fees are paid from Fund assets on an ongoing basis, they will increase your cost over time and may cost you more than paying other types of sales charges.  The principal underwriter compensates financial intermediaries on sales of Class B and Class C shares (except exchange transactions and reinvestments) in an amount equal to 4% and 1%, respectively, of the purchase price of the shares.  After the first year, financial intermediaries also receive 0.75% of

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

the value of Class C shares in annual distribution fees.  Class B and Class C shares also pay service fees to the principal underwriter equal to 0.25% of average daily net assets annually.  Class A shares pay distribution and service fees equal to 0.25% of average daily net assets annually.  After the sale of shares, the principal underwriter receives the Class A distribution and service fees and the Class B and Class C service fees for one year and thereafter financial intermediaries generally receive 0.25% annually of average daily net assets based on the value of shares sold by such intermediaries for shareholder servicing performed by such financial intermediaries.  Distribution and service fees are subject to the limitations contained in the sales charge rule of the Financial Industry Regulatory Authority.

More information about sales charges is available free of charge on the Eaton Vance website at www.eatonvance.com and in the Statement of Additional Information.  Please consult the Eaton Vance website for any updates to sales charge information before making a purchase of Fund shares.

Redeeming Shares

You can redeem shares in any of the following ways:

By Mail

Send your request to the transfer agent. The request must be signed exactly as your account is registered (for instance, a joint account must be signed by all registered owners to be accepted) and a Medallion signature guarantee may be required.  You can obtain a Medallion signature guarantee at banks, savings and loan institutions, credit unions, securities dealers, securities exchanges, clearing agencies and registered securities associations that participate in The Securities Transfer Agents Medallion Program, Inc. (STAMP, Inc.).  Only Medallion signature guarantees issued in accordance with STAMP, Inc. will be accepted.  You may be asked to provide additional documents if your shares are registered in the name of a corporation, partnership or fiduciary.

By Telephone

Certain shareholders can redeem by calling 1-800-262-1122 Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time). Proceeds of a telephone redemption are generally limited to $100,000 per account (which may include shares of one or more Eaton Vance funds) and can be sent only to the account address or to a bank pursuant to prior instructions.

By Internet

Certain shareholders can redeem by logging on to the Eaton Vance website at www.eatonvance.com. Proceeds of internet redemptions are generally limited to $100,000 per account (which may include shares of one or more Eaton Vance funds) and can be sent only to the account address or to a bank pursuant to prior instructions.

For Additional Information	Please call 1-800-262-1122 Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time).
Through a Financial Intermediary	Your financial intermediary is responsible for transmitting the order promptly. A financial intermediary may charge a fee for this service.

If you redeem shares, your redemption price will be based on the net asset value per share next computed after the redemption request is received in proper form (meaning that it is complete and contains all necessary information) by the Fund’s transfer agent or your financial intermediary.  Your redemption proceeds normally will be paid in cash within seven days, reduced by the amount of any applicable CDSC and any federal income and state tax required to be withheld.  Payments will be sent by regular mail.  However, if you have given complete written authorization in advance, you may request that the redemption proceeds be wired directly to your bank account.  The bank designated may be any bank in the United States.  The request may be made by calling 1-800-262-1122 or by sending a Medallion signature guaranteed letter of instruction to the transfer agent (see back cover for address).  Certain redemption requests including those involving shares held by certain corporations, trusts or certain other entities and shares that are subject to certain fiduciary arrangements may require additional documentation and may be redeemed only by mail.  You may be required to pay the costs of such transaction by the Fund or your bank.  No costs are currently charged by the Fund.  However, charges may apply for expedited mail delivery services.  The Fund may suspend or terminate the expedited payment procedure upon at least 30 days’ notice.

If you recently purchased shares, the proceeds of a redemption will not be sent until the purchase check (including a certified or cashier’s check) has cleared. If the purchase check has not cleared, redemption proceeds may be delayed up to 15 days from

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

the purchase date.  If your account value falls below $750 (other than due to market decline), you may be asked either to add to your account or redeem it within 60 days.  If you take no action, your account will be redeemed and the proceeds sent to you.

While redemption proceeds are normally paid in cash, redemptions may be paid by distributing marketable securities.  If you receive securities, you could incur brokerage or other charges in converting the securities to cash.

Shareholder Account Features

Distributions.  You may have your Fund distributions paid in one of the following ways:

• Full Reinvest Option	Distributions are reinvested in additional shares. This option will be assigned if you do not specify an option.
• Partial Reinvest Option	Dividends are paid in cash and capital gains are reinvested in additional shares.
• Cash Option	Distributions are paid in cash.
• Exchange Option

Distributions are reinvested in additional shares of any class of another Eaton Vance fund chosen by you, subject to the terms of that fund’s prospectus.  Before selecting this option, you must obtain a prospectus of the other fund and consider its objectives, risks, and charges and expenses carefully.

Information about the Fund.  From time to time, you may receive the following:

•

Semiannual and annual reports containing a list of portfolio holdings as of the end of the second and fourth fiscal quarters, respectively, performance information and financial statements.

•

Periodic account statements, showing recent activity and total share balance.

•

Tax information needed to prepare your income tax returns.

•

Proxy materials, in the event a shareholder vote is required.

•

Special notices about significant events affecting your Fund.

Most fund information (including semiannual and annual reports, prospectuses and proxy statements) as well as your periodic account statements can be delivered electronically.  For more information please go to www.eatonvance.com/edelivery.

The Eaton Vance funds have established policies and procedures with respect to the disclosure of portfolio holdings and other information concerning Fund characteristics.  A description of these policies and procedures is provided below and additionally in the Statement of Additional Information.  Such policies and procedures regarding disclosure of portfolio holdings are designed to prevent the misuse of material, non-public information about the funds.

The Fund will file with the Securities and Exchange Commission (“SEC”) a list of its portfolio holdings as of the end of the first and third fiscal quarters on Form N-Q.  The Fund’s annual and semiannual reports (as filed on Form N-CSR) and each Form N-Q may be viewed on the SEC’s website (www.sec.gov).  The most recent fiscal quarter-end holdings may also be viewed on the Eaton Vance website (www.eatonvance.com).  Portfolio holdings information that is filed with the SEC is posted on the Eaton Vance website approximately 60 days after the end of the quarter to which it relates. Portfolio holdings information as of each calendar quarter end is posted to the website approximately one month after such calendar quarter end.   The Fund also posts information about certain portfolio characteristics (such as top ten holdings and asset allocation) at least quarterly on the Eaton Vance website approximately ten business days after the period and the Fund may also post performance attribution as of a month end or more frequently if deemed appropriate.

Withdrawal Plan.  You may redeem shares on a regular periodic basis by establishing a systematic withdrawal plan.  Withdrawals will not be subject to any applicable CDSC if they are, in the aggregate, less than or equal to 12% annually of the greater of either the initial account balance or the current account balance.  Because purchases of Class A shares are generally subject to an initial sales charge, Class A shareholders should not make withdrawals from their accounts while also making purchases.

Tax-Deferred Retirement Plans.  Distributions will be invested in additional shares for all tax-deferred retirement plans.

Exchange Privilege.  You may exchange your Fund shares for shares of the same Class of another Eaton Vance fund.  For purposes of exchanges among Eaton Vance funds, Class A and Class I shares are deemed to be the same as Investor Class and Institutional Class shares, respectively, of other Eaton Vance funds. Exchanges are made at net asset value.  If your shares are subject to a CDSC, the CDSC will continue to apply to your new shares at the same CDSC rate.  For purposes of the CDSC, your

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

shares will continue to age from the date of your original purchase of Fund shares. Any class of shares of a fund may be exchanged for any other class of shares of that fund, provided that the shares being exchanged are no longer subject to a CDSC and the conditions for investing in the other class of shares described in the applicable prospectus are satisfied.

Before exchanging, you should read the prospectus of the new fund carefully.  Exchanges are subject to the terms applicable to purchases of the new fund’s shares as set forth in its prospectus.  If you wish to exchange shares, write to the transfer agent (see back cover for address), log on to your account at www.eatonvance.com or call 1-800-262-1122.  Periodic automatic exchanges are also available.  The exchange privilege may be changed or discontinued at any time.  You will receive at least 60 days’ notice of any material change to the privilege.  This privilege may not be used for “market timing” and may be terminated for market timing accounts or for any other reason.  For additional information, see “Restrictions on Excessive Trading and Market Timing” under “Purchasing Shares.” Ordinarily, exchanges between different funds are taxable transactions for federal tax purposes, while permitted exchanges of one class for shares of another class of the same fund are not. Shareholders should consult their tax advisors regarding the applicability of federal, state, local and other taxes to transactions in Fund shares.

Reinvestment Privilege.  If you redeem shares, you may reinvest at net asset value all or any portion of the redemption proceeds in the same class of shares of the Fund you redeemed from, provided that the reinvestment occurs within 60 days of the redemption, and the privilege has not been used more than once in the prior 12 months. Under these circumstances your account will be credited with any CDSC paid in connection with the redemption. Any CDSC period applicable to the shares you acquire upon reinvestment will run from the date of your original share purchase.  Reinvestment requests must be in writing.  At the time of a reinvestment, you or your financial intermediary must notify the Fund or the transfer agent that you are reinvesting redemption proceeds in accordance with this privilege.  If you reinvest, your purchase will be at the next determined net asset value following receipt of your request.

Telephone and Electronic Transactions.  You can redeem or (if permitted) exchange shares by telephone as described in this Prospectus.  In addition, certain transactions may be conducted through the Eaton Vance website.  The transfer agent and the principal underwriter have procedures in place to authenticate telephone and electronic instructions (such as using security codes or verifying personal account information).  As long as the transfer agent and principal underwriter follow reasonable procedures, they will not be responsible for unauthorized telephone or electronic transactions and you bear the risk of possible loss resulting from these transactions.  You may decline the telephone redemption option on the account application.  Telephone instructions are recorded.

“Street Name” Accounts.  If your shares are held in a “street name” account at a financial intermediary, that intermediary (and not the Fund or its transfer agent) will perform all recordkeeping, transaction processing and distribution payments.  Because the Fund does not maintain an account for you, you should contact your financial intermediary to make transactions in shares, make changes in your account, or obtain account information.  You will not be able to utilize a number of shareholder features, such as telephone or internet transactions, directly with the Fund and certain features may be subject to different requirements.  If you transfer shares in a “street name” account to an account with another financial intermediary or to an account directly with the Fund, you should obtain historical information about your shares prior to the transfer.

Procedures for Opening New Accounts.  To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions to obtain, verify and record information that identifies each new customer who opens a Fund account and to determine whether such person’s name appears on government lists of known or suspected terrorists or terrorist organizations.  When you open an account, the transfer agent or your financial intermediary will ask you for your name, address, date of birth (for individuals), residential or business street address (although post office boxes are still permitted for mailing) and social security number, taxpayer identification number, or other government-issued identifying number.  You also may be asked to produce a copy of your driver’s license, passport or other identifying documents in order to verify your identity.  In addition, it may be necessary to verify your identity by cross-referencing your identification information with a consumer report or other electronic databases.  Other information or documents may be required to open accounts for corporations and other entities.  Federal law prohibits the Fund and other financial institutions from opening a new account unless they receive the minimum identifying information described above.  If a person fails to provide the information requested, any application by that person to open a new account will be rejected.  Moreover, if the transfer agent or the financial intermediary is unable to verify the identity of a person based on information provided by that person, it may take additional steps including, but not limited to, requesting additional information or documents from the person, closing the person’s account or reporting the matter to the appropriate federal authorities.  If your account is closed for this reason, your shares may be automatically redeemed at the net asset value next determined.  If the Fund’s net asset value has decreased since your purchase, you will lose money as a result of this redemption.  The Fund has also designated an anti-money laundering compliance officer.

Account Questions.  If you have any questions about your account or the services available, please call Eaton Vance Shareholder Services at 1-800-262-1122 Monday through Friday, 8:30 a.m. to 5:30 p.m. (eastern time), or write to the transfer agent (see back cover for address).

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

Additional Tax Information

The Fund expects to pay any required distributions annually, and intends to distribute any net realized capital gains annually.  Dividends may not be paid if Fund (and Class) expenses exceed Fund income for the period. Different Classes of the Fund will generally distribute different dividend amounts.

A portion of any distribution of the Fund’s investment income and any distribution by the Fund of net realized short-term capital gains may be taxed as ordinary income. Distributions of any net long-term capital gains will be taxed as long-term capital gains. Taxes on distributions of capital gains are determined by how long the Fund owned the investments that generated them, rather than how long a shareholder has owned his or her shares in the Fund. Distributions of investment income reported by the Fund as derived from “qualified dividend income” (as further described in the Statement of Additional Information) will be taxable to shareholders at the rates applicable to long-term capital gain provided holding period and other requirements are met at both the shareholder and Fund level. A portion of the Fund’s income distributions may be eligible for the dividends-received deduction for corporations. The Fund’s distributions will be taxable as described above whether they are paid in cash or reinvested in additional shares.

The unearned income of certain U.S. individuals, estates and trusts is subject to a 3.8% Medicare contribution tax.  For individuals, the tax is on the lesser of the “net investment income” and the excess of modified adjusted gross income over $200,000 (or $250,000 if married filing jointly).  Net investment income includes, among other things, interest, dividends, and gross income and capital gains derived from passive activities and trading in securities or commodities.  Net investment income is reduced by deductions “properly allocable” to this income.

Investors who purchase shares at a time when the Fund’s net asset value reflects gains that are either unrealized or realized but not distributed will pay the full price for the shares and then may receive some portion of the purchase price back as a taxable distribution. Certain distributions paid in January may be taxable to shareholders as if received on December 31 of the prior year. A redemption of Fund shares, including an exchange for shares of another fund, is a taxable transaction.

Investments in foreign securities may be subject to foreign withholding taxes or other foreign taxes with respect to income (possibly including, in some cases, capital gains), which would decrease the Fund’s income on such securities. Shareholders generally will not be entitled to claim a credit or deduction with respect to foreign taxes paid by the Fund. In addition, investments in foreign securities or foreign currencies may increase or accelerate the Fund’s recognition of ordinary income and may affect the timing or amount of the Fund’s distributions.

Certain foreign entities may be subject to a 30% withholding on dividend income paid after June 30, 2014 and on redemption proceeds paid after December 31, 2016 under the Foreign Account Tax Compliance Act (“FATCA”). To avoid withholding, foreign financial institutions subject to FATCA must agree to disclose to the relevant revenue authorities certain information regarding their direct and indirect U.S. owners and other foreign entities must certify certain information regarding their direct and indirect U.S. owners to the Fund. For more detailed information regarding FATCA withholding and compliance, please refer to the Statement of Additional Information.

The Fund may be required to withhold, for U.S. federal income tax purposes, 28% of the dividends, distributions and redemption proceeds payable to shareholders who fail to provide the Fund with their correct taxpayer identification number or make required certifications, or who have been notified by the Internal Revenue Service that they are subject to backup withholding. Certain shareholders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a shareholder’s U.S. federal income tax liability.

Shareholders should consult with their tax advisors concerning the applicability of federal, state, local and other taxes to an investment.

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

Financial Highlights

The financial highlights are intended to help you understand the Fund’s financial performance for the period(s) indicated.  Certain information in the tables reflects the financial results for a single Fund share.  The total returns in the tables represent the rate an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all distributions at net asset value).  This information has been audited by Deloitte & Touche LLP, an independent registered public accounting firm.  The report of Deloitte & Touche LLP and the Fund’s financial statements are incorporated herein by reference and included in the Fund’s annual report, which is available upon request.

	Period Ended August 31,
	2013				2012				2011
	Class A	Class B	Class C	Class I	Class A	Class B	Class C	Class I(12)	Class A	Class B	Class C
Net asset value - Beginning of period	$8.650	$8.280	$8.270	$8.660	$7.540	$7.280	$7.260	$8.300	$6.340	$6.160	$6.150
Income (Loss) From Operations
Net investment income (loss)(1)	$(0.022)	$(0.086)	$(0.086)	$(0.003)	$(0.038)	$(0.096)	$(0.095)	$0.002	$(0.025)(2)	$(0.080)(2)	$(0.081)(2)
Net realized and unrealized gain	1.232	1.166	1.166	1.233	1.148	1.096	1.105	0.358	1.225	1.200	1.191
Total income from operations	$1.210	$1.080	$1.080	$1.230	$1.110	$1.000	$1.010	$0.360	$1.200	$1.120	$1.110
Net asset value - End of period	$9.860	$9.360	$9.350	$9.890	$8.650	$8.280	$8.270	$8.660	$7.540	$7.280	$7.260
Total Return(3)	13.99%	13.04%	13.06%	14.20%	14.72%	13.89%	13.91%	4.34%(8)	18.93%	18.02%	18.05%
Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$107,263	$5,900	$16,940	$18,028	$120,539	$6,792	$18,352	$3,474	$123,541	$8,409	$19,958
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.23%	1.98%	1.98%	0.98%	1.31%(5)(6)	2.06%(5)(6)	2.06%(5)(6)	1.06%(5)(11)	1.24%(5)	1.99%(5)	1.99%(5)
Net investment income (loss)	(0.25)%	(1.00)%	(1.00)%	(0.03)%	(0.48)%	(1.25)%	(1.24)%	0.22%(11)	(0.32)%(2)	(1.06)%(2)	(1.07)%(2)
Portfolio Turnover of the Portfolio(7)	—	—	—	—	74%(8)	74%(8)	74%(8)	74%(8)	168%(9)	168%(9)	168%(9)
Portfolio Turnover of the Fund	73%	73%	73%	73%	11%(8)(10)	11%(8)(10)	11%(8)(10)	11%(8)(10)	—	—	—

(See footnotes on next page.)

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

Financial Highlights (continued)

	Year Ended August 31,
	2010			2009
	Class A	Class B	Class C	Class A	Class B	Class C
Net asset value - Beginning of year	$6.510	$6.330	$6.330	$9.550	$9.350	$9.340
Income (Loss) From Operations
Net investment loss(1)	$(0.019)	$(0.068)	$(0.067)	$(0.005)	$(0.044)	$(0.046)
Net realized and unrealized loss	(0.051)	(0.046)	(0.055)	(2.953)	(2.902)	(2.890)
Total loss from operations	$(0.070)	$(0.114)	$(0.122)	$(2.958)	$(2.946)	$(2.936)
Less Distributions
From net investment income	$(0.100)	$(0.056)	$(0.058)	$(0.008)	$—	$—
From net realized gain	—	—	—	(0.074)	(0.074)	(0.074)
Total distributions	$(0.100)	$(0.056)	$(0.058)	$(0.082)	$(0.074)	$(0.074)
Net asset value - End of year	$6.340	$6.160	$6.150	$6.510	$6.330	$6.330
Total Return(3)	(1.24)%	(1.90)%	(2.03)%	(30.57)%	(31.15)%	(31.07)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$103,441	$6,413	$16,776	$163,479	$8,092	$21,742
Ratios (as a percentage of average daily net assets):
Expenses(4)(5)	1.27%	2.02%	2.02%	1.42%	2.16%	2.17%
Net investment loss	(0.28)%	(1.01)%	(1.01)%	(0.10)%	(0.82)%	(0.86)%
Portfolio Turnover of the Portfolio(7)	211%	211%	211%	274%	274%	274%

(1)

Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share for Class A, Class B and Class C, respectively, for the year ended August 31, 2011.  Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (0.41)%, (1.15)% and (1.16)% for Class A, Class B and Class C, respectively, for the year ended August 31, 2011.

(3)

Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)

Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)

Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)

Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)

Not annualized.

(9)

Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)

For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

(11)

Annualized.

(12)

For the period from the commencement of operations, July 18, 2012, to August 31, 2012.

Eaton Vance Multi-Cap Growth Fund

Prospectus dated January 1, 2014

More Information

About the Fund:  More information is available in the Statement of Additional Information.  The Statement of Additional Information is incorporated by reference into this Prospectus.  Additional information about the Fund’s investments is available in the annual and semiannual reports to shareholders.  In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during the past fiscal year.  You may obtain free copies of the Statement of Additional Information and the shareholder reports on Eaton Vance’s website at www.eatonvance.com or by contacting the principal underwriter:

Eaton Vance Distributors, Inc.
Two International Place
Boston, MA  02110
1-800-262-1122
website: www.eatonvance.com

You will find and may copy information about the Fund (including the Statement of Additional Information and shareholder reports):  at the SEC’s public reference room in Washington, DC (call 1-800-732-0330 for information on the operation of the public reference room); on the EDGAR Database on the SEC’s website (www.sec.gov); or, upon payment of copying fees, by writing to the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549-0102, or by electronic mail at publicinfo@sec.gov.

Shareholder Inquiries:  You can obtain more information from Eaton Vance Shareholder Services or the Fund transfer agent, BNY Mellon Investment Servicing (US) Inc.  If you own shares and would like to add to, redeem or change your account, please write or call below:

Regular Mailing Address: Eaton Vance Funds P.O. Box 9653 Providence, RI 02940-9653	Overnight Mailing Address: Eaton Vance Funds 4400 Computer Drive Westborough, MA 01581	Phone Number: 1-800-262-1122 Monday – Friday 8:30 a.m. – 5:30 p.m. ET

The Fund's Investment Company Act No. is 811-01241.	GGFP
1916 1.1.14	© 2014 Eaton Vance Management